Registration No. 33-70254
                                                          Rule 424(b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JANUARY 28, 1994

                Merrill Lynch Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
          Series 1994A, Class A-1, A-2, A-3, M, A-4 and A-5 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                               Master Servicer
_____________________________________________________________________________

     On February 3, 1994, the Senior/Subordinate Pass-Through Certificates, Series 1994A, Class A-1, A-2, A-3, M, A-4 and A-5 (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $336,851,912. The Offered Certificates represented beneficial interests of approximately 97.13% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of January 1, 1994 by and among
Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-48 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                            1994 A (Reg# 33-70254)

         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)

                              December 31, 1997        December 31, 1996         December 31, 1995
                           ------------------------  -----------------------  ------------------------
                            Number of                Number of                Number of
                           PrimeFirst    Principal   PrimeFirst   Principal   PrimeFirst   Principal
                              Loans       Amount       Loans       Amount       Loans        Amount
                           ------------  ----------  -----------  ----------  -----------  -----------
PrimeFirst Loans
  Outstanding . . . . . .        14,159  $5,302,950       11,054  $4,331,131        8,272   $3,536,761
Delinquency Period
  30-59 Days  . . . . . .           183  $   66,254          180  $   84,297          127   $   56,370
  60-89 Days  . . . . . .            26      18,544           19       6,583           13        7,917
  90 Days or More*  . . .            24      18,072           29      27,590           44       45,749
                           ------------  ----------  -----------  ----------  -----------  -----------
     Total Delinquency  .           233  $  102,870          228  $  118,470          184   $  110,036
                           ============  ==========  ===========  ==========  ===========  ===========

Delinquencies as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . .         1.65%       1.94%        2.06%       2.74%        2.22%        3.11%

Foreclosures  . . . . . .            39     $47,396           29  $   39,100           28   $   38,209

Foreclosures as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . .         0.28%       0.89%        0.26%       0.90%        0.34%        1.08%

_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)

                                                 Year Ended        Year Ended          Year Ended
                                             December 31, 1997  December 31, 1996  December 31, 1995
                                             ------------------ -----------------  -------------------
Average Principal Balance of
  PrimeFirst Loan Portfolio . . . . . . . .          $4,817,041        $3,933,946           $3,444,045
Average Number of PrimeFirst
  Loans Outstanding
  During the Period . . . . . . . . . . . .              12,607             9,663                7,944

Gross Charge-offs . . . . . . . . . . . . .         $     5,363       $     6,157          $     1,840
Recoveries  . . . . . . . . . . . . . . . .         $        99       $         0          $         0
                                             ------------------ -----------------  -------------------
Net Charge-offs . . . . . . . . . . . . . .         $     5,264       $     6,157          $     1,840
                                             ================== =================  ===================
Net Charge-offs as a
  Percent of Average
  Principal Balance Outstanding . . . . . .               0.11%             0.16%                0.05%


                            1994 A (Reg# 33-70254)

     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances for Loan Group 1", "Margins in Loan Group 1", "Range of Cut-Off Principal Balances for Loan Group 2" and "Cut-Off Date Principal Balances for Loan Group 3" under the heading "The Mortgage Pool" on pages S-30, S-33, S-37 and S-42, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1997, the Mortgage Loan Balances and margins of the Mortgage Loans:

     RANGE OF PRINCIPAL BALANCES FOR LOAN GROUP 1 AS OF DECEMBER 31, 1997


                                                                                         % of Mortgage
           Range of                        Number of                                        Pool by
      Principal Balances                 Mortgage Loans        Principal Balance       Principal Balance
---------------------------------        --------------        -----------------       -----------------
$    0.00-          49,999.99 . .                5           $      158,832.23                 0.11%
$    50,000.00-     54,999.99 . .                4                  207,518.19                 0.14
$    55,000.00-     59,999.99 . .                2                  114,972.74                 0.08
$    60,000.00-     74,999.99 . .                6                  406,224.11                 0.28
$    75,000.00-     99,999.99 . .               17                1,552,655.52                 1.08
$    100,000.00-   149,999.99 . .               48                5,951,775.19                 4.13
$    150,000.00-   199,999.99 . .               36                6,488,526.29                 4.50
$    200,000.00-   249,999.99 . .               41                8,999,156.94                 6.25
$    250,000.00-   299,999.99 . .               31                8,467,810.21                 5.88
$    300,000.00-   349,999.99 . .               28                8,769,080.57                 6.09
$    350,000.00-   399,999.99 . .               16                5,976,489.26                 4.15
$    400,000.00-   449,999.99 . .               12                5,037,989.92                 3.50
$    450,000.00-   499,999.99 . .                9                4,294,293.38                 2.98
$    500,000.00-   549,999.99 . .                7                3,677,348.22                 2.55
$    550,000.00-   599,999.99 . .                9                5,116,822.03                 3.55
$    600,000.00-   649,999.99 . .                7                4,371,367.79                 3.03
$    650,000.00-   699,999.99 . .                6                4,067,298.81                 2.82
$    700,000.00-   749,999.99 . .                3                2,158,779.88                 1.50
$    750,000.00-   799,999.99 . .                3                2,316,849.70                 1.61
$    800,000.00-   849,999.99 . .                2                1,638,000.00                 1.14
$    850,000.00-   899,999.99 . .                3                2,664,694.13                 1.85
$    900,000.00-   949,999.99 . .                2                1,822,409.44                 1.27
$    950,000.00-   999,999.99 . .                2                1,994,360.48                 1.38
$    1,000,000.00- 1,099,999.99 .               11               11,273,464.44                 7.83
$    1,100,000.00- 1,199,999.99 .                6                6,740,118.19                 4.68
$    1,200,000.00- 1,299,999.99 .                4                4,965,895.33                 3.45
$    1,300,000.00- 1,399,999.99 .                2                2,664,573.44                 1.85
$    1,500,000.00- 1,599,999.99 .                4                6,290,740.51                 4.37
$    1,600,000.00- 1,699,999.99 .                1                1,699,399.26                 1.18
$    1,800,000.00- 1,899,999.99 .                2                3,650,000.00                 2.53
$    1,900,000.00- 1,999,999.99 .                1                1,948,764.03                 1.35
$    2,000,000.00- 2,099,999.99 .                3                6,097,000.00                 4.23
$    2,400,000.00- 2,499,999.99 .                1                2,452,250.41                 1.70
$    3,000,000.00 or Higher . . .                2               10,000,000.00                 6.96
                                           -----------      ------------------      -----------------
                    TOTALS  . . .              336             $144,035,460.64               100.00%
                                           ===========      ==================      =================


                            1994 A (Reg# 33-70254)

               MARGINS IN LOAN GROUP 1 AS OF DECEMBER 31, 1997

                                                                                      % of Mortgage
                                  Number of                                              Pool by
      Margin/(1)/               Mortgage Loans           Principal Balance          Principal Balance
------------------              --------------         -------------------          -----------------
       -0.500%                          1              $      294,083.31                   0.20%
       -0.250%                          3                   3,526,990.93                   2.45
       -0.125%                          2                   1,416,999.70                   0.98
        0.000%                         20                   6,869,928.22                   4.77
        0.250%                         24                   4,595,736.68                   3.19
        0.500%                         42                   5,173,284.51                   3.59
        1.250%                          3                   1,499,324.86                   1.04
        1.500%                         39                  53,969,197.85                  37.48
        1.625%                         29                  17,635,322.42                  12.24
        1.750%                         70                  29,974,308.12                  20.81
        1.875%                          2                   1,560,714.40                   1.08
        2.000%                         61                  13,063,952.01                   9.07
        2.250%                         38                   4,348,099.44                   3.02
        2.625%                          1                      53,567.42                   0.04
        2.750%                          1                      53,950.77                   0.04
                                --------------         -------------------          -----------------
                 TOTALS               336                $144,035,460.64                 100.00%
                                ==============         ===================          =================

_________________________

(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except generally when the Margin is greater than or equal to 1.250%, but less than or equal to 2.250%, in which case it is added to the applicable Six-Month LIBOR Index. For the Treasury Index Loans, the Margin is 2.625% or 2.75%. Notwithstanding the foregoing, the Mortgage Rate will not exceed its Maximum Mortgage Rate.

                            1994 A (Reg# 33-70254)

     RANGE OF PRINCIPAL BALANCES FOR LOAN GROUP 2 AS OF DECEMBER 31, 1997

                                                                                        % of Mortgage
                                                                                           Pool by
                 Range of                      Number of            Principal             Principal
            Principal Balances              Mortgage Loans           Balance               Balance
-----------------------------------------   --------------    ------------------      -----------------
$    0.00-          49,999.99 . . . . . .           8          $    321,472.35               1.33%
$    50,000.00-     54,999.99 . . . . . .           2               106,662.64               0.44
$    55,000.00-     59,999.99 . . . . . .           1                56,063.17               0.23
$    60,000.00-     74,999.99 . . . . . .           5               346,972.55               1.44
$    75,000.00-     99,999.99 . . . . . .          12             1,006,362.90               4.17
$    100,000.00-    149,999.99  . . . . .          12             1,467,002.54               6.08
$    150,000.00-    199,999.99  . . . . .          20             3,550,460.86              14.71
$    200,000.00-    249,999.99  . . . . .          14             3,211,289.37              13.30
$    250,000.00-    299,999.99  . . . . .           7             1,971,482.83               8.17
$    300,000.00-    349,999.99  . . . . .           3               980,477.49               4.06
$    350,000.00-    399,999.99  . . . . .           1               369,464.54               1.53
$    400,000.00-    449,999.99  . . . . .           4             1,699,601.80               7.04
$    450,000.00-    499,999.99  . . . . .           5             2,474,139.91              10.25
$    500,000.00-    549,999.99  . . . . .           2             1,053,619.58               4.36
$    550,000.00-    599,999.99  . . . . .           4             2,289,806.51               9.48
$    750,000.00-    799,999.99  . . . . .           1               759,609.35               3.15
$    800,000.00-    849,999.99  . . . . .           3             2,477,428.43              10.26
                                            --------------    ------------------      -----------------
                    TOTALS  . . . . . . .         104           $24,141,916.82             100.00%
                                            ==============    ==================      =================


                            1994 A (Reg# 33-70254)

         PRINCIPAL BALANCES FOR LOAN GROUP 3 AS OF DECEMBER 31, 1997

                                                                                       % of Mortgage
                 Range of                      Number of                                  Pool by
            Principal Balances              Mortgage Loans      Principal Balance    Principal Balance
-----------------------------------------   --------------    -------------------    -----------------
$    0.00-          49,999.99 . . . . . .           1         $      47,808.62             0.20%
$    55,000.00-     59,999.99 . . . . . .           2               115,476.00             0.48
$    60,000.00-     74,999.99 . . . . . .           2               135,288.17             0.56
$    75,000.00-     99,999.99 . . . . . .          10               857,411.23             3.53
$    100,000.00-    149,999.99  . . . . .          12             1,470,550.08             6.06
$    150,000.00-    199,999.99  . . . . .          16             2,870,876.02            11.82
$    200,000.00-    249,999.99  . . . . .          15             3,419,502.73            14.08
$    250,000.00-    299,999.99  . . . . .           7             1,933,715.27             7.96
$    300,000.00-    349,999.99  . . . . .           5             1,665,950.87             6.86
$    350,000.00-    399,999.99  . . . . .           4             1,493,776.66             6.15
$    400,000.00-    449,999.99  . . . . .           1               440,527.33             1.81
$    450,000.00-    499,999.99  . . . . .           2               974,914.04             4.01
$    500,000.00-    549,999.99  . . . . .           1               517,647.28             2.13
$    550,000.00-    599,999.99  . . . . .           1               574,600.50             2.37
$    650,000.00-    699,999.99  . . . . .           3             2,061,697.03             8.49
$    800,000.00-    849,999.99  . . . . .           1               845,487.61             3.48
$    850,000.00-    899,999.99  . . . . .           1               863,400.41             3.56
$    950,000.00-    999,999.99  . . . . .           2             1,914,428.52             7.88
$    1,000,000.00-  1,099,999.99  . . . .           2             2,082,285.49             8.57
                                            --------------    -------------------    -----------------
                    TOTALS  . . . . . . .          88           $24,285,343.86           100.00%
                                            ==============    ===================    =================

                             ____________________

               The date of this Supplement is April 13, 1998.